Exhibit 5.1

May 22, 2020

Cable One, Inc.
287,500 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Cable One, Inc., a Delaware corporation (“Cable One”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Prospectus Supplement, dated May 19, 2020 (the “Prospectus Supplement”), of Cable One, filed with the Commission and relating to the issuance and sale by Cable One of an aggregate of 287,500 shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), of Cable One pursuant to the Underwriting Agreement dated as of May 19, 2020 (the “Underwriting Agreement”), between Cable One and J.P. Morgan Securities LLC, as representative of the underwriters identified therein (the “Underwriters”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of Cable One; (b) the Amended and Restated By-laws of Cable One; (c) resolutions adopted by the Board of Directors of Cable One (the “Board”) on May 15, 2020 and by the Pricing Committee of the Board on May 19, 2020; and (d) the Registration Statement on Form S‑3 (Registration No. 333‑238465) filed with the Commission on May 18, 2020 (the “Registration Statement”), with respect to registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate number of shares of Cable One’s Common Stock, to be issued from time to time by Cable One. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of Cable One and documents furnished to us by Cable One without independent verification of their accuracy.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the due authorization, execution and delivery of the agreements by all parties thereto (other than Cable One), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that the Shares, when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware.

We are aware that we are referred to under the heading “Legal Matters” in the Prospectus Supplement. We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to Cable One’s Current Report on Form 8-K filed on May 22, 2020, and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Cable One, Inc.
210 E. Earll Drive
Phoenix, AZ 85012

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